U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

Garlock, Thomas W.
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   (Last)                            (First)              (Middle)

970 Broadway, No. 446
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                                    (Street)

Jackson, WY  83001
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

08/12/2002
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

LocatePlus Holdings Corporation (no ticker symbol)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

Class A Voting Common Stock             109,642                       I                   By Kenai River Trust
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Class A Voting Common Stock             433,476                       I                   By Kenai River Trust
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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

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              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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
                                                                                                        5. Owner-
                                                 3. Title and Amount of Securities                         ship
                                                    Underlying Derivative Security                         Form of
                         2. Date Exercisable        (Instr. 4)                                             Derivative
                            and Expiration Date  ---------------------------------------  4. Conver-       Security:
                            (Month/Day/Year)                                      Amount     sion or       Direct      6. Nature of
                         ----------------------                                   or         Exercise      (D) or         Indirect
                         Date       Expira-                                       Number     Price of      Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                          of         Derivative    (I)            Ownership
   Security (Instr. 4)   cisable    Date         Title                            Shares     Security      (Instr. 5)     (Instr. 5)
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
Non-Qualified
Stock Option             11/16/1999 11/16/2009   Class A Voting Common Stock      836,112     $0.20          D
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Non-Qualified
Stock Option             6/1/2001   6/1/2011     Class A Voting Common Stock       38,067     $0.20          D
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Warrant                  4/9/2002   4/9/2012     Class A Voting Common Stock      139,041     $1.00          D
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Warrant                  4/9/2002   4/9/2012     Class A Voting Common Stock       21,500     $0.27          D
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Warrant                  12/31/2001 12/31/2011   Class B Non-Voting Common Stock  324,501     $0.15          D
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Warrant                  2/1/2002   2/1/2012     Class B Non-Voting Common Stock   35,000     $0.15          D
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
Explanation of Responses:



/s/ Thomas Garlock                                             08/12/2002
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

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